Exhibit 99.1

Napster Contacts:

Dana M. Harris

Napster

310-281-5073

dana.harris@napster.com

Nancy Sullivan, John Conroy

Rogers & Cowan

310-201-8899 or 201-8878

nsullivan@rogersandcowan.com

jconroy@rogersandcowan.com

Best Buy Contact:

Brian Lucas

Best Buy

612-291-6131

Brian.lucas@bestbuy.com

NAPSTER AND BEST BUY ENTER MULTI-YEAR STRATEGIC

MARKETING AGREEMENT TO DRIVE ONLINE MUSIC

Largest Retailer of Music, Consumer Electronics and Computers Makes Napster its Lead Service

Provider in Digital Music

LOS ANGELES and MINNEAPOLIS – June 24, 2004 – Napster, a division of Roxio (Nasdaq: ROXI), and Best Buy Co., Inc. (NYSE:BBY), today announced a major strategic marketing alliance that will leverage the power of both brands to drive new subscribers to Napster and deliver a wide range of digital music experiences to Best Buy’s entertainment and technology customer base.

Under the terms of the multi-year agreement, Best Buy will promote Napster as its leading digital music service through comprehensive in-store marketing activities as well as extensive broadcast, print and online advertising. Best Buy will also market a co-branded version of Napster which will be made available to customers online through Bestbuy.com. In connection with the transaction, Best Buy will receive Roxio stock with a value of up to $10 million over the term of the agreement and Napster will engage with Best Buy in jointly funded marketing activities.

“Best Buy believes that the strength of the Napster brand, together with the experience of Napster’s subscription service, makes this an ideal digital music solution for our customers,” said Scott Young, vice president of digital entertainment for Best Buy. “Napster’s compatibility across many of the digital music devices, hardware and software platforms that Best Buy offers, coupled with the exciting opportunities to offer exclusive content, will create very compelling customer solutions in digital music.”

“We are very excited to begin this strategic retail initiative with a partner of this caliber and one that shares our conviction that subscription services provide the most compelling consumer offering in the digital music market,” said Chris Gorog, chairman and CEO of Napster and Roxio. “Best Buy, with its proven success of driving millions of digital subscriptions, has a unique understanding of how to successfully market the Napster subscription experience.”

Starting this summer, the nationwide marketing alliance will bring many of Best Buy’s high-profile exclusive artist promotions to Napster’s service and allow Best Buy to reach Napster’s extensive online audience. The agreement uniquely positions Best Buy to introduce the Napster subscription service to a mass audience and provide consumers with the widest choice of digital music products. In order to bring digital music to life for its customers, Best Buy will feature Napster products in physical displays in its stores, as well as demonstrate the service through interactive kiosks throughout the U.S. Best Buy sales associates will focus on showing customers how the Napster service can be part of their complete solution for digital music, bringing together entertainment content, services and devices to allow customers to experience entertainment in a way that is most convenient for them.

About Napster

Napster®, the world’s most recognized brand in online music and available at www.napster.com, is a subscription service that enables fans to freely sample the world’s largest and most diverse online collection of music and experience the largest number of features. Napster members have access to songs from all major labels and hundreds of independents and have more ways to discover, share and acquire new music and old favorites with community features like the ability to email tracks to friends and browse other members’ collections. Subscribers to Napster can listen to full-length songs from every major record label and hundreds of independents on demand for a low monthly fee. Napster also offers Napster Light, a “lighter” version of the service for those who just want to purchase songs and albums a la carte. Napster is a division of Roxio, Inc., (Nasdaq: ROXI), the Digital Media Company, provider of the best-selling digital media software in the world. Napster is headquartered in Los Angeles.

About Best Buy

Best Buy Stores, owned and operated by Minneapolis-based Best Buy Co., Inc., is the nation’s leading specialty retailer of technology and entertainment products and services. Best Buy was founded in St. Paul, Minn. in 1966. Best Buy Stores reach an estimated 300 million consumers per year through more than 600 retail stores in 48 states and online at BestBuy.com. For more information about Best Buy, visit: http://onlinepressroom.net/bestbuy.

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Safe Harbor Statement

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A list of the factors that could cause actual results to differ from these forward looking statements can be found in Best Buy’s and Roxio’s respective filings with the Securities and Exchange Commission. For Roxio please refer to reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K as filed with the SEC on June 14, 2004, copies of which are available at the website maintained by the SEC at http://www.sec.gov. For Best Buy please refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the Commission. Neither Roxio nor Best Buy assumes any obligation to update the forward-looking statements included in this press release.

Copyright © 2004 Roxio, Inc. All rights reserved. Roxio, the Roxio tagline and Napster are registered trademarks of Roxio, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks used are owned by their respective owners.